Exhibit (21)





                         SUBSIDIARIES OF THE REGISTRANT



     The companies listed below are direct or indirect subsidiaries of the Registrant. Their names and jurisdictions of incorporation are as follows:

              United Technologies Automotive          Delaware
              Holdings, Inc.

              Carrier Corporation                     Delaware

              Otis Elevator Company                   New Jersey

              Otis Europe S.A.                        France

              Pratt & Whitney Canada Inc.             Canada

     Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate or as a single subsidiary, they would not constitute a significant subsidiary.



PAGE